UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15 (d) of the Securities and Exchange Act of 1934.

Date of Report (Date of earliest event reported) March 17, 2005

AUTOLIV, INC.
(Exact name of registrant as specified in its chapter)

Delaware (State or other juris- diction of incorporation)	001-12933 (Commission File Number)	51-0378542 (I.R.S. Employer Identification No.)

World Trade Center,
Klarabergsviadukten 70, SE-107 24
Stockholm, Sweden
(Address of principal executive offices)

Registrant's telephone number, including area code +46-8-587 20 600

Not Applicable
(Former name or former address, if changed since last report)

Item 2.05 Costs Associated with Exit or Disposal Activities

On March 17, 2005 Autoliv, Inc. (the "Company") issued a press release announcing its closure of an assembly plant for airbags in the U.K.

The plant, which is located in Havant in Hampshire, has 550 employees. Approximately 520 of these jobs will become redundant. 300 jobs will be created in other Autoliv production facilities in Europe, mainly in Turkey. The remaining jobs will be based at other U.K. locations and will primarily provide customer support.

The plant closure will be phased. Line transfers are planned to start in August and will continue to the end of the year. Autoliv Ltd. should cease trading at the end of the first quarter 2006.

Autoliv expects to take a charge of $11 million in the first quarter this year, and another $4 million for the completion of the plant closure expected to be finalized in early 2006. Of the $15 million, $6 million are non-cash write-offs which will be recorded in the first quarter 2005. The total costs do not include existing unrecognized actuarial losses related to a defined-benefit pension plan of $10 million which will be amortized over the estimated 17 years remaining service lives of the plan participants.

The total amount expected to be incurred in connection with the closure, $15 million, consists of the different types of costs specified in the table below:

Costs associated with the action
$ in millions
Termination benefits	6.5
Impairment of fixed assets	6.3
Building shutdown expenditure	0.6
Contract termination	0.5
Other	1.1
Total	15.0

A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c) EXHIBITS

99.1   Press Release of Autoliv, Inc. dated March 17, 2005 reporting its closure of a plant in the U.K.

This press release contains statements that are not historical facts but "forward-looking" statements within the meaning of the US Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the Company's management and are naturally subject to uncertainty and changes in circumstances. The forward-looking statements in connection with the plant closure contained herein involve risks and uncertainties that could cause the Company's results to differ materially from what is projected. In addition, the Company's forward-looking statements could be affected by general industry and market conditions and growth rates, general domestic and international economic conditions, including currency exchange rate fluctuations and other factors. The Company undertakes no obligations to update publicity and forward-looking statements whether as a result of new information or future events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date March 17, 2005	AUTOLIV, INC. (Registrant)
/s/Jörgen Svensson Jörgen Svensson Vice President - Legal Affairs, General Counsel and Secretary